SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
June 20, 2002

THE GOLDMAN SACHS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	No. 001-14965 (Commission File Number)	No. 13-4019460 (IRS Employer Identification No.)

85 Broad Street New York, New York (Address of Principal Executive Offices)		10004 (Zip Code)

Registrant’s telephone number, including area code: (212) 902-1000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.
Net Revenues
Expenses
Capital
Dividend
Shares Eligible for Future Sale
Net Revenues
Assets Under Supervision
Consolidated Statements of Earnings
SIGNATURE

Item 5. Other Events.

         On June 20, 2002, The Goldman Sachs Group, Inc. reported net earnings of $563 million for its fiscal second quarter ended May 31, 2002. Earnings per diluted share were $1.06 compared to $0.98 for the 2002 first quarter and $1.06 for the second quarter of 2001. Annualized return on average tangible shareholders’ equity(1) was 16.3% for the second quarter and 15.8% for the first half of 2002.

Net Revenues

Investment Banking

         Net revenues in Investment Banking were $762 million, compared to $893 million for the first quarter of 2002 and $792 million for the second quarter of 2001.

         Net revenues in Financial Advisory were $428 million, 33% higher than the second quarter of 2001, principally due to increased mergers and acquisitions in the financial institutions, real estate and consumer sectors. Net revenues in the firm’s Underwriting business were $334 million compared to $471 million for the same 2001 period, primarily reflecting lower equity issuance activity in the natural resources and communications, media and entertainment sectors and lower net revenues in debt underwriting. The firm’s backlog declined slightly during the quarter.

Trading and Principal Investments

         Net revenues in Trading and Principal Investments were $1.44 billion for the second quarter, 8% higher than the first quarter of 2002 and 15% lower than the second quarter of 2001.

         FICC net revenues of $1.14 billion increased 21% compared to the same 2001 period, primarily reflecting strong performances in leveraged finance, currencies and fixed income derivatives, partially offset by decreased net revenues in commodities.

         Net revenues in Equities were $418 million compared to $739 million for the second quarter of 2001, primarily due to lower net revenues in the firm’s U.S. shares trading business, reflecting the continued weakness in the equity markets and the transfer of the Nasdaq fee-based business to Commissions(2), as well as lower net revenues in equity arbitrage.

(1)	Tangible shareholders’ equity excludes goodwill and other intangible assets.

(2)	In January 2002, the firm began to implement a new fee-based pricing structure in its Nasdaq trading business. Previously the firm did not charge explicit fees in this business but rather earned market-making revenues based generally on the difference between bid and ask prices. As a result of this change, a substantial portion of the firm’s Nasdaq net revenues is now reported in Commissions.

         Principal Investments recorded negative net revenues of $125 million due to declines in the fair value of certain private investments, primarily in the high technology and telecommunications sectors.

Asset Management and Securities Services

         Net revenues in Asset Management and Securities Services were $1.65 billion, 20% higher than the first quarter of 2002 and 10% above the second quarter of 2001.

         Asset Management net revenues of $443 million increased 24% compared to last year’s second quarter, reflecting a 13% increase in average assets under management, higher incentive income and increased fund origination fees.

         Securities Services net revenues were $262 million compared to $287 million for the same 2001 period, primarily due to decreased spreads in the firm’s fixed income matched book. Net revenues from the firm’s securities and margin lending business were essentially unchanged compared to the same prior year period.

         Commissions were $948 million compared to $862 million for the same period last year due to higher net revenues in the firm’s global shares businesses, in part reflecting the transfer of the Nasdaq fee-based business into Commissions, partially offset by lower merchant banking overrides (i.e., an increased share of a fund’s income and gains) and reduced clearing and execution fees.

Expenses

         Operating expenses were $2.95 billion, 7% above the first quarter of 2002 and 3% below last year’s second quarter.

         Compensation and benefits of $1.93 billion increased 1% compared to the same period last year. The ratio of compensation and benefits to net revenues was 50% for the first half of 2002 compared to 49% for the first half of 2001. Employment levels decreased 4% during the quarter and 7% compared to the end of 2001.

         Non-compensation-related expenses were $941 million for the quarter. Excluding amortization of goodwill and other intangible assets, these expenses declined 4% compared to the same period last year, primarily due to lower levels of business activity and the continued effect of expense reduction initiatives implemented during 2001. Amortization of goodwill and other intangible assets was lower than in the second quarter of 2001 reflecting the adoption of the goodwill non-amortization provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

         The effective income tax rate for the second quarter of 2002 was 37.5%, unchanged from the first quarter of 2002 and fiscal year 2001 and down compared to 39% for the second quarter of 2001.

Capital

         As of May 31, 2002, total capital was $53.36 billion, consisting of $18.86 billion in shareholders’ equity and $34.50 billion in long-term debt. Book value per share was $38.13, based on common shares outstanding, including restricted stock units granted to employees with no future service requirements, of 494.6 million at period end. The firm repurchased 4.2 million shares of its common stock during the quarter.

Dividend

         The Board of Directors of The Goldman Sachs Group, Inc. declared a dividend of $0.12 per share to be paid on August 29, 2002 to common shareholders of record on July 30, 2002.

Shares Eligible for Future Sale

         On June 21, 2002, approximately 39 million shares of common stock related to the firm’s initial public offering (IPO) and subsequent acquisitions become eligible for sale. In addition, approximately 12 million employee stock options granted at the time of the IPO and in subsequent acquisitions become exercisable on that date. Separately, in connection with the firm’s ongoing policy of facilitating the orderly entry of shares into the market, up to an additional 14 million shares of common stock may become eligible for sale during the third quarter. Substantially all of the above-referenced shares are subject to compliance with blackout procedures and volume restrictions.

Cautionary Note Regarding Forward-Looking Statements

         Statements in this Current Report on Form 8-K may constitute “forward-looking statements”. These statements are not historical facts but instead represent only the firm’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results, see “Business — Certain Factors That May Affect Our Business” in the firm’s Annual Report on Form 10-K for the fiscal year ended November 30, 2001.

         Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues that we expect to earn from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline in general economic conditions, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect our investment banking transactions, see “Business — Certain Factors That May Affect Our Business” in the firm’s Annual Report on Form 10-K for the fiscal year ended November 30, 2001.

The Goldman Sachs Group, Inc. and Subsidiaries
Net Revenues
(unaudited)
($ in millions)

	Three Months Ended			% Change From		Six Months Ended		% Change From

	May 31,	Feb. 22,	May 25,	Feb. 22,	May 25,	May 31,	May 25,	May 25,
	2002	2002	2001	2002	2001	2002	2001	2001

Investment Banking

Financial Advisory	$428	$457	$321	(6)%	33%	$885	$1,051	(16)%

Underwriting	334	436	471	(23)	(29)	770	886	(13)

Total Investment Banking	762	893	792	(15)	(4)	1,655	1,937	(15)

Trading and Principal Investments

FICC	1,143	1,222	948	(6)	21	2,365	2,073	14

Equities	418	105	739	N.M.	(43)	523	1,915	(73)

Principal Investments	(125)	3	5	N.M.	N.M.	(122)	(135)	N.M.

Total Trading and Principal Investments	1,436	1,330	1,692	8	(15)	2,766	3,853	(28)

Asset Management and Securities Services

Asset Management	443	423	357	5	24	866	725	19

Securities Services	262	207	287	27	(9)	469	568	(17)

Commissions	948	745	862	27	10	1,693	1,640	3

Total Asset Management and Securities Services	1,653	1,375	1,506	20	10	3,028	2,933	3

Total net revenues	$3,851	$3,598	$3,990	7	(3)	$7,449	$8,723	(15)

* * *

Assets Under Supervision
(unaudited)
($ in millions)

	As of			% Change From		As of

	May 31,	Feb. 28,	May 31,	Feb. 28,	May 31,	Nov. 30,	Nov. 30,
	2002	2002	2001	2002	2001	2001	2000

Assets under management	$349,876	$343,648	$314,388	2%	11%	$350,718	$293,842

Other client assets	135,998	139,590	171,420	(3)	(21)	152,192	197,876

Total assets under supervision (1)	$485,874	$483,238	$485,808	1	—	$502,910	$491,718

(1)	Substantially all assets under supervision are valued as of calendar month end.

The Goldman Sachs Group, Inc. and Subsidiaries
Consolidated Statements of Earnings
(unaudited)

	Three Months Ended			% Change From

	May 31,	Feb. 22,	May 25,	Feb. 22,	May 25,
	2002	2002	2001	2002	2001

	(in millions, except per share amounts and employees)
Revenues

Investment banking	$705	$825	$784	(15)%	(10)%

Trading and principal investments	1,074	1,203	1,795	(11)	(40)

Asset management and securities services	1,399	1,158	1,245	21	12

Interest income	3,056	2,514	4,334	22	(29)

Total revenues	6,234	5,700	8,158	9	(24)

Interest expense	2,383	2,102	4,168	13	(43)

Revenues, net of interest expense	3,851	3,598	3,990	7	(3)

Operating expenses

Compensation and benefits	1,926	1,799	1,907	7	1

Amortization of employee initial public offering and acquisition awards	83	125	128	(34)	(35)

Brokerage, clearing and exchange fees	221	196	206	13	7

Market development	86	70	102	23	(16)

Communications and technology	134	142	153	(6)	(12)

Depreciation and amortization	153	137	145	12	6

Amortization of goodwill and other intangible assets	32	31	64	3	(50)

Occupancy	144	141	151	2	(5)

Professional services and other	171	118	188	45	(9)

Total non-compensation expenses	941	835	1,009	13	(7)

Total operating expenses	2,950	2,759	3,044	7	(3)

Pre-tax earnings	901	839	946	7	(5)

Provision for taxes	338	315	369	7	(8)

Net earnings	$563	$524	$577	7	(2)

Earnings per share
Basic	$1.13	$1.05	$1.12	8	1

Diluted	1.06	0.98	1.06	8	—

Average common shares outstanding
Basic	496.8	500.2	513.8	(1)	(3)

Diluted	531.0	534.4	545.8	(1)	(3)

Employees at period end (1)	21,145	22,136	22,967	(4)	(8)

Ratio of compensation and benefits to revenues, net of interest expense	50%	50%	48%

(1)	Excludes employees of Goldman Sachs’ property management subsidiaries. Substantially all of the costs of these employees are reimbursed to Goldman Sachs by the real estate investment funds to which these companies provide property management services.

The Goldman Sachs Group, Inc. and Subsidiaries
Consolidated Statements of Earnings
(unaudited)

	Six Months Ended		% Change From

	May 31,	May 25,	May 25,
	2002	2001	2001

	(in millions, except per share amounts)
Revenues

Investment banking	$1,530	$1,915	(20)%

Trading and principal investments	2,277	3,861	(41)

Asset management and securities services	2,557	2,413	6

Interest income	5,570	9,471	(41)

Total revenues	11,934	17,660	(32)

Interest expense	4,485	8,937	(50)

Revenues, net of interest expense	7,449	8,723	(15)

Operating expenses
Compensation and benefits	3,725	4,274	(13)

Amortization of employee initial public offering and acquisition awards	208	259	(20)

Brokerage, clearing and exchange fees	417	401	4

Market development	156	226	(31)

Communications and technology	276	306	(10)

Depreciation and amortization	290	279	4

Amortization of goodwill and other intangible assets	63	126	(50)

Occupancy	285	311	(8)

Professional services and other	289	336	(14)

Total non-compensation expenses	1,776	1,985	(11)

Total operating expenses	5,709	6,518	(12)

Pre-tax earnings	1,740	2,205	(21)

Provision for taxes	653	860	(24)

Net earnings	$1,087	$1,345	(19)

Earnings per share
Basic	$2.18	$2.61	(16)

Diluted	2.04	2.46	(17)

Average common shares outstanding
Basic	498.3	514.6	(3)

Diluted	532.5	547.2	(3)

Ratio of compensation and benefits to revenues, net of interest expense	50%	49%

SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 20, 2002	THE GOLDMAN SACHS GROUP, INC. (Registrant)

	By:	/s/ Dan H. Jester Name: Dan H. Jester Title: Vice President, Deputy Chief Financial Officer and Treasurer